UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 15, 2014
Date of Report (Date of earliest event reported)

DOUBLE CROWN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53389	20-5386829
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10120 S. EASTERN AVE, SUITE 200 HENDERSON, NEVADA	89052
(Address of principal executive offices)	(Zip Code)

707-961-6016
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective July 15, 2014, the Board of Directors of Double Crown Resources, Inc., a Nevada corporation (the "Company"), accepted the resignation of Antonio B. Castillo as Chief Operating Officer and as a member of the Board of Directors. Mr. Castillo did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective on July 15, 2014, the Board of Directors of Double Crown Resources, Inc., a Nevada corporation (the "Company"), accepted the consent of Tricia Oakley to be appointed as a member of the Board of Directors. Therefore, as of the date of this Current Report, the Board of Directors consists of Jerold S. Drew, Allen E. Lopez, and Tricia Oakley.

Tricia Oakley. Mrs. Oakley has worked as a legal secretary for over 30 years. She was appointed as Corporate Secretary and Treasurer of Double Crown Resources, Inc. in August 2011. Since that time, she has served a variety of roles at the Company, including acting as the primary liaison between the Board of Directors and the Company’s shareholders and vendors.

From 1979 to 1988, Mrs. Oakley worked in both private and state employment, focusing primarily on corporate and family law, and workers’ compensation. Prior to leaving the firm Mrs. Oakley was instrumental in establishing a new office for her employer.

From 1989 through 1993, Mrs. Oakley was employed with a law firm with practice areas including environmental law, estate planning and probate, civil law, and family law. Mrs. Oakley concentrated on the environmental and family law practices, but assisted with other areas of practice as necessary, including supporting the staff paralegal.

From 1993 to 1996, Mrs. Oakley began employment with a law firm focused primarily on environmental law, personal injury, family law, and estate planning. She also assisted in the trademark arena.

In late 1996, Mrs. Oakley started providing contract secretarial and administrative services to a former employer; she continues to provide such services for various other attorneys.

Mrs. Oakley received her Legal Secretarial Sciences degree in 1979 from Empire College, School of Business.

The Company previously issued an aggregate of 13,000,000 shares of its restricted common stock to Mrs. Oakley as consideration for her services to date. Mrs. Oakley, at this time, has declined further compensation.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUBLE CROWN RESOURCES, INC.

DATE: July 25, 2014	By:	/s/ Allen E. Lopez
	Name:	Allen E. Lopez
	Title:	President

3